Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

October 18, 2017

United Rentals (North America), Inc.,

100 First Stamford Place, Suite 700,

Stamford, Connecticut 06902.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $750,000,000 principal amount of 4.875% Senior Notes due 2028 (the “Notes”) of United Rentals (North America), Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 4.875% Senior Notes due 2028, pursuant to the Indenture, dated as of August 11, 2017 (the “Indenture”), among the Company, United Rentals, Inc., a Delaware corporation and parent of the Company (“Holdings”), the subsidiaries of the Company listed on Annex A hereto (together with Holdings, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed on the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, the terms of the Notes and the Guarantees and of their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors, and when the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement, (i) the Notes will constitute valid and legally binding obligations of the Company and (ii) the Guarantees will constitute valid and legally binding obligations of the Guarantors, respectively, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and exchange of the Notes.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

ANNEX A

Subsidiary Guarantors

Subsidiary Guarantor	State or Other Jurisdiction of Incorporation or Organization
United Rentals (Delaware), Inc.	Delaware
United Rentals Financing Limited Partnership	Delaware
United Rentals Highway Technologies Gulf, LLC	Delaware
United Rentals Realty, LLC	Delaware